                                                                   EXHIBIT 10(f)


                     SECOND REAFFIRMATION AND RATIFICATION
                                  OF GUARANTY


                 THIS SECOND REAFFIRMATION AND RATIFICATION OF GUARANTY ("Second Reaffirmation") made as of the _____ day of October, 1998, by MALIBU CENTERS, INC., a Delaware corporation, (the "GUARANTOR") in favor of Lender (hereinafter defined).

                             W I T N E S S E T H :

                 WHEREAS, MEI Holdings, L.P., a Delaware limited partnership ("BORROWER"), has entered into a Loan Agreement, dated as of June 5, 1997, with Nomura Asset Capital Corporation, a Delaware corporation ("LENDER"), as amended by that certain Letter Agreement dated as of June 27, 1997, as amended by that certain Letter Agreement dated as of March 30, 1998 (the "ORIGINAL LOAN AGREEMENT"), as amended and restated by that certain Amended and Restated Loan Agreement dated as of May 8, 1998 pursuant to which Lender made an additional $10,000,000 loan to Borrower as further amended by that certain letter agreement dated the date hereof (the "RESTATED MEI LOAN AGREEMENT") pursuant to which Lender made an additional $1,034,759 loan to Borrower for an aggregate loan amount of $21,034,759 (the "LOAN");

                 WHEREAS, in connection with the Original Loan Agreement Guarantor executed and delivered a certain Guaranty in favor of Lender, dated as of June 27, 1997 (the "ORIGINAL GUARANTY") as reaffirmed by that certain Reaffirmation and Ratification of Guaranty dated as of May 8, 1998 (the "REAFFIRMATION", the Reaffirmation and the Original Guaranty are hereinafter collectively referred to as the "GUARANTY");

                 WHEREAS, Borrower and Guarantor have each chosen to exercise the option to extend the term of each one's respective loan and to amend the terms and provisions of the Guaranty.

                 NOW THEREFORE, in consideration of Ten Dollars ($10.00), the receipt of which is hereby acknowledged, the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, and in order to reaffirm and ratify the Guaranty, the Guarantor hereby acknowledges, agrees for itself, its successors and assigns and confirms that all of the above recitals are true, correct and complete, and the Guarantor hereby covenants and agrees with Lender as follows:

         1. References to the Centers Guaranty, the MCI Guaranty or any guaranty executed by MCI or Malibu Centers, Inc, in any or all of the Loan Documents (or the MCI Loan Documents) shall be deemed to include references to such Guaranty as reaffirmed and ratified by this Second Reaffirmation.

         2. Guarantor acknowledges the continuing validity of its Guaranty in favor of Lender and represents, warrants and confirms the non-existence of any offsets, defenses or counterclaims to its obligations thereunder and waives its right to assert any set-off, counterclaim or crossclaim of any nature whatsoever in any litigation relating to its Guaranty or otherwise with respect to the Obligations (provided, however that the foregoing shall not be deemed a waiver of the right of the Guarantor to assert any compulsory counterclaim maintained in a court of the United States, or of the State of New York if such counterclaim is compelled under local law or rule of procedure).

         3. Guarantor reacknowledges and reaffirms all of the representations, warranties, terms and obligations contained in the Guaranty, which shall remain in full force and effect for all the obligations of the Guarantor now or hereafter owing to Lender pursuant to the terms and conditions of the Guaranty and acknowledges, agrees, represents and warrants that no oral or other agreements, understandings, representations or warranties exist with respect to the Guaranty or with respect to the obligations of Guarantor thereunder except those specifically set forth in this Second Reaffirmation.

         4. Guarantor hereby acknowledges and affirms that the Loan has been increased to $21,034,759.

         5. Guarantor represents, warrants and confirms that no Material Adverse Change has occurred since May 8, 1998, that there are no judgments against it in any of the courts of the United States and that there is no litigation, active, pending or to the best of its actual knowledge, threatened, against it which might adversely affect its ability to pay when due any amounts which may become payable in respect of its Guaranty or the MCI Loan Agreement (hereinafter defined).

         6. Guarantor restates all of the representations and warranties contained in that certain Loan Agreement, dated June 27, 1997, between Guarantor and Lender, as amended by that certain Letter Agreement dated as of March 30, 1998 as further amended by that certain letter agreement dated the date hereof (the "MCI LOAN AGREEMENT") and represents and warranties to Lender that all of the representations and warranties contained in the MCI Loan Agreement are true and correct in all material respects and that no Default (as defined in the MCI Loan Agreement) or Event of Default (as defined in the MCI Loan Agreement) has occurred or is continuing and that Guarantor is in compliance in all material respects with all terms and conditions set forth in the MCI Loan Agreement and in each other Loan Document (as defined in the MCI Loan Agreement, such documents the "MCI LOAN DOCUMENTS") on its part to be observed or performed. The MCI Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Guarantor, including the defense of usury, nor would the operation of any of the terms of the MCI Loan Documents, or the exercise of any right thereunder, render the MCI Loan Documents unenforceable except to the extent such unenforceability may be the result of bankruptcy, insolvency, reorganization or similar laws affecting rights of creditors generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and Guarantor has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

         7. This Second Reaffirmation may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same instrument.

         8. If Guarantor fails to execute this Second Reaffirmation, or if such execution shall prove ineffective for any reason, there shall be no implication arising out of such failure to sign that Guarantor, is released from any of its obligations under the Guaranty.

         9. Guarantor acknowledges and agrees that it has entered into and delivered this Second Reaffirmation of its own free will, voluntarily and without coercion or duress of any kind, and has been represented in connection herewith by counsel of its choice and is fully aware of the terms contained in this Second Reaffirmation.

         IN WITNESS WHEREOF, Guarantor has duly executed this Second Reaffirmation the day and year first above written.


                                            MALIBU CENTERS, INC., a Delaware
                                            corporation



                                            By:
                                               --------------------------------
                                               Name:
                                               Title: